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                                                                      EXHIBIT 11

                           AAMES FINANCIAL CORPORATION
                               Earnings Per Share
             For the three months ended September 30, 1996 and 1997


                                                        Three Months ended
                                                          September 30,
                                                   ---------------------------
                                                       1996              1997
                                                   ------------    -----------
Average shares outstanding                           23,845,000     27,767,000

Common equivalent shares:
     Options and warrants                             2,383,500      1,459,000
     Convertible subordinated notes                   6,161,000      6,107,000
                                                   ------------    -----------
     Fully diluted shares outstanding                32,389,500     35,333,000
                                                   ============    ===========


Net Income                                         $ (4,624,000)   $13,081,000

Adjustment to add back interest on
     Convertible subordinated notes                     958,000        898,000
                                                   ------------    -----------
Adjusted Net Income                                $ (3,666,000)   $13,979,000
                                                   ============    ===========

                                                   ------------    -----------
Fully diluted earnings per share                   $       (.11)          0.40
                                                   ============    ===========